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                                                                Exhibit 10.20

                         AGREEMENT OF PURCHASE AND SALE




                    SELLER:          CALIFORNIA JOCKEY CLUB


                    BUYER:           PROPERTY RESOURCES, INC.




                                  May 31, 1995
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                      TABLE OF CONTENTS

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                                                                                                         Page
                                                                                                         ----
I.       PURCHASE OF THE PROPERTY......................................................................    2

II.      PURCHASE PRICE, PAYMENT AND CLOSING...........................................................    2
         2.01.             Purchase Price..............................................................    2
         2.02.             Payment of Purchase Price...................................................    3
         2.03.             Escrow, Closing, Title Insurance and
                           Apportionments..............................................................    4

III.     CONDITIONS TO BUYER'S OBLIGATIONS.............................................................    6
         3.01.             Review of Physical Condition of the Subject
                           Real Property and Seller Documents..........................................    6
         3.02.             Receipt of Entitlements.....................................................    7
         3.03.             Completion of Off-Sites.....................................................    8
         3.04.             Survey Approval.............................................................    8
         3.05.             Access Easement.............................................................    8
         3.06.             CalTrans Approval...........................................................    9
         3.07.             Closing Conditions..........................................................    9

IV.      CONDITIONS TO SELLER'S OBLIGATIONS............................................................    9
         4.01.             Training Facility...........................................................    9
         4.02.             Closing Conditions..........................................................    9

V.       CLOSING.......................................................................................   10
         5.01.             Documents to Be Deposited Into Escrow by
                           Seller......................................................................   10
         5.02.             Documents and Sums to Be Deposited Into Escrow
                           by Buyer....................................................................   10
         5.03.             Close of Escrow.............................................................   10

VI.      ADDITIONAL MATTERS............................................................................   10
         6.01.             Possession..................................................................   10
         6.02.             Indemnity...................................................................   11
         6.03.             Access; Maintenance.........................................................   11
         6.04.             Buy-Back Approval...........................................................   11
         6.05.             Delivery of Documents and Information.......................................   12
         6.06.             Buyer's Approval Rights.....................................................   12

VII.     COVENANTS OF SELLER...........................................................................   13
         7.01.             General Plan Amendment, Zoning Approvals and
                           Subdivisions................................................................   13
         7.02.             Off-Site Improvements.......................................................   14
         7.03.             Covenant of Cooperation.....................................................   15

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
VIII.             TITLE AND WARRANTIES.................................................................  15
         8.01.             Seller's Warranties.........................................................  15
         8.02.             Buyer's Warranties..........................................................  16

IX.      ASSIGNMENT....................................................................................  16

X.       BROKERAGE COMMISSIONS.........................................................................  16

XI.      NOTICES.......................................................................................  17

XII.     EXCHANGE......................................................................................  17
         12.01.            Seller's Option.............................................................  17
         12.02.            Covenant of Cooperation.....................................................  18
         12.03.            Conditions to Buyer's Covenant of
                           Cooperation.................................................................  18
         12.04.            Acquisition and Construction................................................  18
         12.05.            Loan........................................................................  19
         12.06.            Seller's Acknowledgement, Waiver and Release................................  19
         12.07.            Buyer's Disclaimer..........................................................  20
         12.08.            Exchange Closing............................................................  20

XIII.             CONDEMNATION.........................................................................  21

XIV.     GENERAL PROVISIONS............................................................................  21
         14.01.            Headings....................................................................  21
         14.02.            Invalidity..................................................................  21
         14.03.            Attorneys' Fees.............................................................  21
         14.04.            Entire Agreement............................................................  21
         14.05.            Successors..................................................................  22
         14.06.            Time of the Essence.........................................................  22
         14.07.            Acceptance..................................................................  22
         14.08.            Buyer's Remedies............................................................  22
         14.09.            Confidentiality.............................................................  22

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                         AGREEMENT OF PURCHASE AND SALE

                  THIS AGREEMENT OF PURCHASE AND SALE (the "Agreement") is made this 31st day of May, 1995 (the "Effective Date") by and between CALIFORNIA JOCKEY CLUB, a Delaware corporation ("Seller"), and PROPERTY RESOURCES, INC., a California corporation ("Buyer").

                                    Recitals

                  Seller is the owner of certain real property comprising approximately one hundred seventy-five (175) acres of improved and unimproved land, commonly known as the Bay Meadows Race Track, located in the City of San Mateo, California ("Bay Meadows"), as more particularly described on the site plan attached hereto as Exhibit "1" (the "Site Plan") and the Preliminary Title Report of First American Title Company (Order No. 408066A-TD), dated as of November 3, 1994, attached hereto as Exhibit "2." Bay Meadows is subject to an operating lease with Bay Meadows Operating Company.

                  As delineated on the Site Plan, Bay Meadows is comprised of three (3) primary components. The first component, delineated as Parcel 1 on the Site Plan, contains the existing race track facilities, situated on approximately eighty-two (82) acres, containing a grandstand, a clubhouse with turf club, the race track and related automobile parking (the "Race Track"). Located adjacent to the Race Track, and as delineated as Parcel 2 on the Site Plan, are certain barn and stable areas containing approximately thirty-three
(33) acres (the "Subject Real Property"). The precise number of Net Acres of the Subject Real Property will be determined by the Survey as provided in Section
3.04 herein. The third component, as delineated as Parcel 3 on the Site Plan, is a 5/8th mile training track oval and certain adjacent unimproved property, comprising approximately forty (40) acres ("Parcel 3").

                  Seller is developing a plan for the redevelopment of Bay Meadows (the "Bay Meadows Redevelopment Plan"). The Bay Meadows Redevelopment Plan contemplates the ultimate development on the Subject Real Property of approximately nine hundred thousand (900,000) square feet of office and related facilities and automobile parking for not less than four thousand five hundred (4,500) automobiles and the construction on Parcel 3 of single-family and multi-family housing units, a Superior First Class hotel and neighborhood retail uses. In addition, there will also be located on Parcel 3 a small barn area to be used for the temporary boarding of those horses competing in meets at the Race Track.

                  Seller is also the owner of the barns and other physical improvements situated on the Subject Real Property (the "Improvements"), and, to the extent they are assignable, any and
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all (i) right, title and interest appurtenant to the Subject Real Property, and all right, title and interest, if any, of Seller in and to any land lying in the bed of any street, road or avenue, opened or proposed, public or private, in front of or adjoining the Subject Real Property, to the center line thereof, and all right, title and interest of Seller in and to any unpaid award for damage to the Subject Real Property by reason of change of grade of any street; (ii) licenses, permits or similar documents; and (iii) plans, drawings, specifications, surveys, engineering reports and other technical descriptions (the "Contract Rights and Intangible Assets"). The Subject Real Property and the appurtenant interests, the Improvements and the Contract Rights and Intangible Assets are hereinafter collectively referred to as the "Property." The effective date of this Agreement (the "Effective Date") shall be the date the second of Buyer or Seller executes this Agreement and delivers a fully executed Agreement to the other party.

                  Seller desires to sell the Property to Buyer and Buyer desires to purchase and acquire the Property from Seller, all upon the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, Seller and Buyer hereby agree as follows:

                  I. PURCHASE OF THE PROPERTY.

                  Seller shall sell the Property to Buyer and Buyer shall purchase the Property from Seller upon the terms and conditions hereinafter set forth.

                  II. PURCHASE PRICE, PAYMENT AND CLOSING.

                  2.01. Purchase Price.

                           (a) The total purchase price for the Property (the
"Purchase Price") shall be in an amount equal to the product of (i) Six Hundred Fifty-Three Thousand Four Hundred Dollars ($653,400.00); and (ii) the number of Net Acres (as hereinafter defined) in the Subject Real Property.

                           (b) The exact number of Net Acres of the Subject Real
Property shall be established by the survey described in Section 3.04. The Purchase Price shall then be computed by multiplying the Net Acres by the per acre Purchase Price. The survey shall certify the acreage to the nearest one one-hundredth (1/100th) of an acre and shall include the entire Subject Real Property exclusive of any portion thereof which may be located within boundaries of any presently existing public streets or any public streets required to be constructed by the City of San Mateo as a condition to the grant of the Entitlements for Parcel 3 and the Subject Real Property (including, by way of example, the

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proposed four (4) lane extension of Saratoga Avenue (the "Saratoga Extension")), railway, rights-of-way (exclusive of above or below ground utility easements and utility rights-of-way), flood control, or drainage channels which exist by easement or any other manner (the "Net Acres"); provided, however, that there shall be no deduction from the determination of Net Acres of any public or private streets required on the Subject Real Property in connection with the City of San Mateo's approval of Buyer's specific development plans for the Subject Real Property.

                  2.02. Payment of Purchase Price. The Purchase Price shall be paid and evidenced as follows:

                  (a) Not later than three (3) days after the Effective Date, Buyer shall deliver to Escrow (as hereinafter defined) the sum of Fifty Thousand Dollars ($50,000.00) (the "Initial Deposit") by check. The Initial Deposit shall be paid into an interest-bearing money market account, which interest shall accrue for the benefit of Buyer up to the Close of Escrow (as hereinafter defined). Upon satisfaction of (i) Buyer's conditions to closing, as set forth in Section 3.01, and (ii) Seller's condition to closing, as set forth in Section 4.01, Buyer shall promptly deliver to Escrow the sum of Three Hundred Thousand Dollars ($300,000.00) (the "First Additional Deposit"), which shall be added to the Initial Deposit. Upon satisfaction of Buyer's conditions to closing, as set forth in Section 3.02, Buyer shall promptly deliver to Escrow the sum of Five Hundred Thousand Dollars ($500,000.00) (the "Second Additional Deposit") which shall be added to the Initial Deposit and the First Additional Deposit. Upon satisfaction of Buyer's final conditions to closing as set forth in Sections
3.03 and 3.06, Buyer shall promptly deliver to Escrow the sum of Nine Hundred Thousand Dollars ($900,000) (the "Third Additional Deposit"), which shall be added to the Initial Deposit, the First Additional Deposit and the Second Additional Deposit. The Initial Deposit, the First Additional Deposit, the Second Additional Deposit and the Third Additional Deposit are hereinafter collectively referred to as the Deposit. On the Close of Escrow, the Deposit shall be released to Seller and credited against the amount of the Purchase Price payable by Buyer.

                  IF THE CONDITIONS SET FORTH IN ARTICLE III HAVE BEEN SATISFIED AND SELLER IS NOT IN BREACH HEREUNDER AND BUYER BREACHES THIS AGREEMENT BY FAILING TO COMPLETE THE SALE HEREUNDER, THE THEN DEPOSIT SHALL BE PAID TO SELLER AS LIQUIDATED DAMAGES FOR SUCH BREACH, IT BEING AGREED THAT SUCH PAYMENT SHALL BE SELLER'S SOLE REMEDY IN THE EVENT OF SUCH DEFAULT AND THAT SUCH ACTUAL DAMAGES THAT WOULD RESULT FROM SUCH A BREACH ARE UNCERTAIN AND WOULD BE EXTREMELY DIFFICULT TO FIX AT

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                  THIS TIME AND WOULD BE DIFFICULT TO PROVE. THE PARTIES AGREE
                  THAT THEY HAVE NEGOTIATED THE AMOUNT OF SUCH DEPOSIT AS BEING THEIR BEST ESTIMATE AT THE DATE HEREOF OF SELLER'S LOSS IN THE EVENT OF BREACH BY BUYER.

                  /s/ ?                                     /s/ ?
                  --------------------                      --------------------
                  (Seller's Initials)                       (Buyer's Initials)

                  (b) The balance of the Purchase Price (that is, the Purchase Price less the Deposit together with any interest accrued thereon) shall be deposited by federal wire transfer or other readily available funds into a bank account designated by Escrow (as hereinafter defined) on or before the Close of Escrow and shall be paid toward the Purchase Price at the Close of Escrow.

                  (c) In addition to the Purchase Price, Buyer shall reimburse Seller for forty-four percent (44%) of the costs of the Off-Site Improvements (as hereinafter defined) reasonably and actually incurred by Seller; provided that in no event shall Buyer's reimbursement obligation exceed an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000.00).

                  2.03. Escrow, Closing, Title Insurance and Apportionments. The closing shall take place at the offices of Stewart Title of California, 180 Montgomery Street, Suite 840, San Francisco, California 94104, Attention:
Richard M. Blumenthal ("Title Company") through an escrow (the "Escrow") to be opened within three (3) days after the Effective Date, which Escrow shall close (the "Close of Escrow") on or before the thirtieth (30th) calendar day following the completion, satisfaction and/or waiver of the last condition to Buyer's obligation to acquire the Property as set forth in Sections 3.02, 3.03, 3.04 and 3.06, but in no event prior to the two hundred fortieth (240th) calendar day following the Entitlement Procurement Date (as hereinafter defined), or on such other date as the parties may agree to in writing. If Seller elects, in accordance with Article XII below, to effect the transfer of the Property to Buyer as part of a tax-free exchange, then the Close of Escrow shall be the later to occur of (a) thirty (30) days following the completion, satisfaction and/or waiver of the last condition to Buyer's obligation to acquire the Property as set forth in Sections 3.02, 3.03, 3.04 and 3.06, and (b) five (5) business days following the date of substantial completion of construction of the Training Facility (as hereinafter defined).

                  (a) Title Insurance. Upon the Close of Escrow, Title Company shall furnish to Buyer, an ALTA owner's policy of title insurance ("Title Policy") with endorsement numbers 100 (modified), 103.7, 116.1, 116.4 and such other available endorsements as Buyer may reasonably require, insuring fee title in Buyer subject only to non-delinquent real property taxes and assessments and such

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other exceptions as are approved by Buyer in writing. As soon as possible after the opening of Escrow, Seller shall provide Buyer with a current preliminary title report issued by Title Company (the "Title Report") and copies of all documents listed as exceptions to title. Buyer shall have until 5:00 P.M. on the Approval Date (as hereinafter defined) to disapprove any exceptions shown on the Title Report. Buyer shall not unreasonably disapprove the condition of title to the Property. Seller shall have no obligation to remove any exception disapproved by Buyer, except that Seller shall remove any monetary liens other than current taxes and assessments on or before the Close of Escrow and Seller shall promptly advise Buyer whether Seller agrees to remove any other exceptions disapproved by Buyer. If Seller does not agree to remove any other exceptions disapproved by Buyer, this Agreement shall terminate without further liability to either party unless Buyer waives its objection within three (3)-business days following receipt of Seller's notice. Upon such termination, Buyer shall be entitled to the return of the Deposit. If Seller agrees to remove any exception objected to by Buyer, Seller shall then have until the date for Close of Escrow within which to remove such exception. If Seller is unable to remove any exception objected to by Buyer by the date for Close of Escrow, Buyer may elect:
(a) to terminate this Agreement and receive a return of the Deposit; or (b) to waive Buyer's objection and close the Escrow. The Title Policy shall have a liability limit equal to the Purchase Price.

                  (b) Recordation; Escrow Fees. Seller and Buyer shall share equally the cost of the Title Policy, the escrow fees of Title Company, any revenue, city or county transfer or document transfer tax, recording fees and sales, use and other transfer taxes.

                  (c) Apportionment of Taxes. Real property taxes and general and special assessments shall be apportioned (on the basis of a 365-day year) as of 12:01 a.m. on the Close of Escrow. If the Close of Escrow shall occur before the real property tax rate is fixed, apportionment of taxes shall be made on the basis of the tax rate for the preceding year applied to the latest assessed valuation. Any apportionment of real property taxes necessary because the Subject Real Property comprises only a portion of a larger tax parcel shall be made on the basis that the ratio of the Net Acres of the Subject Real Property bears to the Net Acres of such larger tax parcel. After the real property taxes are finally fixed, Seller and Buyer shall make a recalculation of the apportionment of same, and either Seller or Buyer, as the case may be, shall make appropriate payment to the other based on such recalculation. Seller shall be responsible for and shall promptly pay, any supplemental taxes which may be assessed against the Property attributable to the period prior to the Close of Escrow.

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                  III. CONDITIONS TO BUYER'S OBLIGATIONS. Buyer's obligation to acquire the Property shall be conditioned upon Buyer's approval (in the exercise of Buyer's sole and absolute discretion, except as otherwise expressly set forth herein) of all the matters set forth in this Article III.

                  3.01. Review of Physical Condition of the Subject Real Property and Seller Documents. Buyer shall approve or disapprove the physical condition of the Subject Real Property and all matters relating to the development and use thereof, together with those items set forth in Subsections
(a) through (f) below on or before that date which is ninety (90) calendar days after receipt by Buyer of the last of such items (the "Approval Date"). If written approval of any such matters is not given by Buyer on or before the Approval Date, then such item shall conclusively be deemed disapproved by Buyer. If Buyer shall disapprove any of the matters set forth in this Section 3.01, for any reason whatsoever, this Agreement shall terminate, whereupon Escrow shall immediately return the Deposit to Buyer together with any interest earned thereon, and neither Buyer nor Seller shall have any further rights or obligations to the other under this Agreement.

                  (a) Title to the Property as shown in the Title Report and all exceptions thereto.

                  (b) Copies of real property tax bills, special assessment district agreements, and similar records relating to the Property.

                  (c) Copies of any environmental reports, environmental audits or toxic waste evaluations, wetlands reports, CC&R's, protective covenants, architectural, landscape or building requirements, soils and geological reports and studies, topographical maps and any other reports, licenses, permits or relevant information in Seller's possession that relate to the Property and the development thereof.

                  (d) All documents and correspondence in Seller's possession respecting zoning, land-use, subdivision, building and construction laws and regulations restricting or regulating or otherwise affecting the Property.

                  (e) All documents or correspondence relating to Seller's current plans to master-plan and develop Bay Meadows. Such documents shall include, but not be limited to, plans, drawings, traffic studies, preliminary environmental impact reports, economic feasibility studies, engineering reports, architectural reports and any other relevant information that relates to the potential development of Bay Meadows.

                  (f) All documents or correspondence relating to the purchase and development of the new Training Facility, currently

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anticipated to be in the Livermore, California area, as more particularly described in Article XII below. Such documents shall include, but not be limited to, plans, drawings, traffic studies, preliminary environmental impact reports, economic feasibility studies, engineering reports, architectural reports and any other relevant information that relates to the potential development of the new Training Facility.

                  Seller shall provide to Buyer all documents and information required by this Section 3.01 within seven (7) days after the Effective Date.

                  3.02. Receipt of Entitlements. Buyer's obligation to acquire the Property shall be expressly subject to and conditioned upon Buyer's receipt of the Entitlements more particularly described in Section 7.01 below (and the expiration of all appeal periods under the City of San Mateo Planning Code and the California Environmental Quality Act) and the execution and delivery by Buyer (or Seller if such development agreement provides for the assignment thereof to Buyer with respect to the Subject Real Property) and the City of San Mateo of a development agreement, pursuant to Sections 65864 et. seq. of the California Government Code, relating to the development of the Property, in phases, to encompass nine hundred thousand (900,000) square feet of net leasable area and parking for not less than four thousand five hundred (4,500) automobiles, over a ten (10) year period. Any development restrictions and service mitigation requirements and/or any "in lieu" fees or exactions imposed by the City of San Mateo (or any other governmental agency with jurisdiction thereof) in conjunction with the granting of the Entitlements shall be subject to Buyer's prior approval, which approval may be withheld in Buyer's reasonable discretion. If Buyer does not accept any of the restrictions or requirements as proposed by the City of San Mateo, Buyer shall have the right to terminate this Agreement. Attached hereto as Exhibit "3" is a pro forma schedule (the "Timetable") delineating the dates upon which Seller is required to have completed each of the required submittals to the City of San Mateo and the State of California Department of Transportation necessary to obtain the Entitlements, the dates upon which all necessary public hearings before the City of San Mateo Planning Commission and City Council will have occurred and the dates such other related matters will be accomplished in order for the Entitlements to be in place on or before November 30, 1996 (the "Entitlement Procurement Date"). From and after the Effective Date of this Agreement through the Approval Date, Buyer and Seller shall meet and reach agreement on an agreed upon Timetable, which shall be incorporated into this Agreement by way of an amendment hereto. If despite the parties' good faith reasonable efforts the parties are unable to finalize the Timetable on or before the Approval Date, this Agreement shall terminate and Buyer shall receive the return of the Deposit. Seller shall deliver to Buyer copies of all applications and other related documents as filed with the City of

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San Mateo and/or the State of California, and copies of all correspondence and other notices received by Seller in connection with the proposed Bay Meadows Redevelopment Plan. If Seller advises Buyer, or if Buyer reasonably determines, that Seller is or will be unable to obtain the Entitlements by the Entitlement Procurement Date, or if Seller fails to complete any required action by the dates set forth in the Timetable, and Buyer reasonably determines that such failure reasonably means that Seller will be unable to obtain the Entitlements by the Entitlement Procurement Date, Buyer shall have the right to terminate this Agreement upon written notice to Seller.

                  3.03. Completion of Off-Sites. If the completion thereof is a condition precedent to Buyer's obtaining necessary building permits from the City of San Mateo, then Seller shall have substantially completed, to the reasonable satisfaction of Buyer and the City of San Mateo and the State of California, as applicable, all Off-Site Improvements (as hereinafter defined) other than the completion of the proposed off-ramp from Highway 101 (the "Off-Ramp"); unless completion of the Off-Ramp is also a condition to the issuance of a building permit to Buyer or a condition to Buyer's right to use and occupancy of the improvements to be constructed by Buyer on the Subject Real Property. On or before the Entitlement Procurement Date, Seller shall deliver to Buyer evidence reasonably satisfactory to Buyer of the source and availability of funds for completion of the Off-Site Improvements.

                  3.04. Survey Approval. On or before the Entitlement Procurement Date, Seller shall provide to Buyer, at Seller's sole cost and expense, a survey of the Subject Real Property (the "Survey") by a licensed surveyor acceptable to and certified to both Buyer and the Title Company for the purpose of establishing the boundaries of the Subject Real Property, issuing extended coverage (ALTA) title insurance and establishing the total number of net acres covered by the Property determined to the nearest one one-hundredth (1/100th) of an acre (the "Net Acres"). Buyer shall have ten (10) business days in which to review and approve the Survey, which approval shall not be unreasonably withheld. If Buyer reasonably disapproves any such matters as shown on the Survey, Seller shall advise Buyer within five (5) business days of receipt of Buyer's disapproval whether Seller undertakes to cause such Survey matters to be corrected on or before the Close of Escrow. If Seller does not so advise Buyer, this Agreement shall terminate and Buyer shall receive the return of the Deposit.

                  3.05. Access Easement. Seller shall have granted to Buyer, concurrently with Seller's transfer of title to the Property, in form and content reasonably acceptable to Buyer, an up to twenty (20) foot wide pedestrian non-exclusive easement over a portion of the Race Track along the southern boundary thereof, affording a means of public ingress and egress from the Hillsdale

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Avenue CalTrans railway depot (the "Depot") to the Subject Real Property.

                  3.06. CalTrans Approval. Buyer shall have received, on or before the three hundredth (300th) calendar day following the Effective Date, all necessary consents or approvals from the State of California Department of Transportation, affording a public right of access to the Depot from the east side thereof. Buyer shall be responsible, at its sole cost and expense, for the performance of all work necessary to prosecute and obtain such approvals.

                  3.07. Closing Conditions. Buyer shall not be obligated to complete its purchase of the Property if Buyer determines, in the exercise of its reasonable discretion, that there has been a material adverse change in the information provided by Seller or obtained by Buyer, pursuant to this Article III, between the date of Buyer's approval thereof and the Close of Escrow.

                  IV. CONDITIONS TO SELLER'S OBLIGATIONS.

                  4.01. Training Facility. Seller's obligation to convey the Property shall be expressly subject to and conditioned upon Seller's determination, in its sole and absolute discretion, of the availability and feasibility of an alternative site upon which to relocate Seller's race horse training facility. If, within one hundred twenty (120) calendar days following the Effective Date, Seller advises Buyer that Seller has determined that it will not be able to relocate its horse training operation, then this Agreement shall terminate, and Seller and Buyer shall be released from any further duties, obligations or liabilities hereunder, except that (a) Seller shall immediately advise Title Company to return the Initial Deposit to Buyer, (b) Seller shall be responsible for any Escrow cancellation fees, and (c) Seller shall reimburse Buyer, within thirty (30) days of receipt of an invoice therefor, for all reasonable costs and expenses incurred by Buyer in connection with the negotiation and preparation of this Agreement and Buyer's investigation of the suitability of the Subject Real Property, including, but not limited to, the fees and expenses of Greene, Radovsky, Maloney & Share, Calthorpe Associates and such other engineers and consultants as Buyer may have retained.

                  4.02. Closing Conditions. Seller's obligation to close Escrow shall be conditioned upon performance by Buyer of all Buyer's obligations hereunder and the recordation of a final subdivision map creating the Subject Real Property as a legal parcel in accordance with the California Subdivision Map Act.

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
                  V. CLOSING.

                  5.01. Documents to Be Deposited Into Escrow by Seller. Within five (5) days before the Close of Escrow, Seller shall deposit into Escrow: (a) an executed grant deed (the "Deed") conveying the Real Property to Buyer, in the form attached hereto as Exhibit "4," (c) an executed assignment of intangible assets (the "Assignment of Intangible Assets") in the form attached hereto as Exhibit "5," (d) an executed Certificate of Non-Foreign Person in the form attached hereto as Exhibit "6," and (f) an executed Seller's State Tax Withholding Certificate in the form attached hereto as Exhibit "7."

                  5.02. Documents and Sums to Be Deposited Into Escrow by Buyer. On or before the Close of Escrow, Buyer shall deposit into Escrow such funds as are necessary to complete payment of the Purchase Price, to fund Buyer's contribution to the cost of the Off-Site Improvements and to pay Buyer's portion of the closing costs.

                  5.03. Close of Escrow. On the Close of Escrow, Escrow shall:

                  (a) Cause the Deed and the Declaration of Restrictions to be recorded in San Mateo County, California.

                  (b) Deliver the cash proceeds of the purchase and sale (including the amount of Buyer's contribution to the cost of the Off-Site Improvements) to Seller.

                  (c) Deliver to Buyer the:

                       (i)      Executed Bill of Sale;

                      (ii)      Title Policy;

                     (iii)      Executed Certificate of Non-Foreign Person;

                      (iv) Executed Seller's State Tax Withholding Certificate; and

                       (v)      Executed Assignment of Intangible Assets.

                  (d) Forward to Buyer and Seller, in duplicate, an accounting of all funds received and disbursed and copies of all executed and recorded or filed documents deposited into Escrow, with such recording and filing date endorsed thereon.

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                  VI. ADDITIONAL MATTERS.

                  6.01. Possession. Buyer shall take possession of the Property as of the Close of Escrow, free and clean of any leasehold or other possessory interest of Bay Meadows Operating Company.

                  6.02. Indemnity. Seller shall indemnify and defend Buyer against and hold Buyer harmless from all claims, demands, causes of action and suits for personal injury, property damage and breach of contract arising out of Seller's ownership and/or operation of the Property prior to the Close of Escrow, but exclusive of any such claims, demands, causes of action and suits which may arise in connection with the Entitlement procurement process. Buyer shall indemnify and defend Seller against and hold Seller harmless from any claims, demands, causes of action and suits for personal injury, property damage and breach of contract arising out of Buyer's ownership and/or operation of the Property subsequent to the Close of Escrow.

                  6.03. Access; Maintenance. Seller shall, between the date hereof and the Close of Escrow, allow Buyer, its agents, contractors and attorneys access to the Subject Real Property for purposes of inspecting the same or any part thereof, including conducting soils tests and engineering feasibility studies, at such reasonable times as Buyer may schedule with Seller taking into consideration the needs and requirements of those horses which are boarded on the Subject Real Property or adjacent thereto. To the extent reasonably practical, Buyer shall coordinate its schedule of on-site investigations with Seller to coincide with such periods of time in which the fewest number of horses are present at the Subject Real Property. Buyer shall indemnify and defend Seller against and hold Seller harmless from any claims, demands, causes of actions and suits arising out of Buyer's inspection of the Property; provided, however, that in no event shall Buyer be required to indemnify Seller against any claims for damage or injury to any such horses, unless Buyer, its agents or contractors have acted negligently or willfully or otherwise failed to exercise due care in the exercise of Buyer's access and inspection rights. Until the Close of Escrow, Seller shall keep and maintain the Property in its current condition. If Buyer determines to not complete its acquisition of the Property, then Buyer shall promptly, at its sole cost and expense, but without any recourse or warranty with respect to the same, provide to Seller copies of all studies and reports prepared for Buyer in connection with the investigation of the Property.

                  6.04. Buy-Back Approval. If, during the period commencing on the Close of Escrow and ending on the fifth (5th) anniversary of the Close of Escrow, Seller advises Buyer that Seller desires to reacquire a portion of the Subject Real Property for purposes of the construction of a public road originating at the Off-Ramp, meandering toward the southern boundary of the

Subject Real Property, and connecting into Delaware Street at its terminus at the Race Track parking lot after passing through the Race Track in the general location of the easement described in Section 3.05, then, provided (a) none of Buyer's Entitlements are affected thereby, (b) the precise location of the road is reasonably acceptable to Buyer, and (c) subject to the provisions of the California Subdivision Map Act, Buyer shall convey the required property to Seller in consideration of the payment by Seller of an amount equal to the product of Sixteen Dollars ($16.00) and the square footage of the property to be reconveyed. Seller shall be responsible for all costs associated with such retransfer, including recording fees, transfer taxes, title insurance premiums and escrow charges.

                  6.05. Delivery of Documents and Information. From and after Seller's initial delivery of such documents and correspondence to Buyer in accordance with Section 3.01(e) and Section 3.01(f), Seller shall timely provide to Buyer, on an on-going basis, all additional documents and correspondence relating to the Property, the procurement of the Entitlements and the Training Facility which are prepared for or received by Seller through the date of the Close of Escrow.

                  6.06. Buyer's Approval Rights. During the course of Seller's development and finalization of the Bay Meadows Redevelopment Plan for submittal to the City of San Mateo, Seller shall advise and consult with Buyer, shall incorporate, to the extent it is reasonable to do so, Buyer's specific suggestions with respect thereto, and shall not make any Entitlement-related submittals to the City of San Mateo without first obtaining Buyer's written approval, which approval shall not be unreasonably withheld, as such approvals relate solely to Parcel 3. All matters respecting Seller's development of Parcel 3, including the size, shape and massing of improvements, the materials and colors utilized in the construction thereof and the proposed uses of such improvements shall be subject to Buyer's prior written approval, which approval shall not be unreasonably withheld. In no event shall Seller construct on Parcel 3 more than fifty thousand (50,000) square feet of office space. In connection therewith, Seller covenants and agrees that as part of Seller's application for the Entitlements, Parcel 3 shall be rezoned to include a hotel containing not less than two hundred (200) guest rooms and including conference and catering capabilities. In addition, Seller agrees to use commercially reasonable efforts to cause the development, ownership and operation on Parcel 3, in a manner consistent with the Entitlements, of a "Superior First Class" hotel (such as, by way of illustration only, hotels of such class (as defined in the "Official Hotel Guide Classification System," as promulgated by the Official Hotel Guide) operated by Hyatt, Marriott, Westin or Hilton); provided that nothing set forth herein shall be deemed to require Seller to utilize any "flag" affiliated operator in connection therewith. If despite Seller's commercially reasonable efforts, Seller is unable to cause the development of a hotel on Parcel 3, Seller shall have no liability to Buyer.

                  VII. COVENANTS OF SELLER.

                  7.01. General Plan Amendment, Zoning Approvals and Subdivisions. Seller shall use its best efforts to obtain from the City of San Mateo, as soon as reasonably possible following the Effective Date, but in any event on or before the Entitlement Procurement Date, all necessary approvals (the "Entitlements"), creating the Subject Real Property as a legal parcel in accordance with the terms of the Subdivision Map Act and creating the vested nonappealable right in Buyer to develop on the Subject Real Property Buyer's proposed headquarters campus facility, aggregating nine hundred thousand (900,000) square feet of office and related buildings (and affording Buyer the right to utilize four (4) story buildings), together with automobile parking for not less than four thousand five hundred (4,500) cars. Except as otherwise set forth below, Seller shall be solely responsible for all costs and expenses associated with obtaining the Entitlements. The Entitlements shall include:

                  (a) An amendment to the City of San Mateo General Plan;

                  (b) Final Certification of Seller's Environmental Impact
Report;

                  (c) The rezoning of the Subject Real Property;

                  (d) Approval of a final subdivision map;

                  (e) Approval of the Specific Area Plan;

                  (f) Execution of a Development Agreement; and

                  (g) Issuance of a Site Development Permit.

                  Buyer and Seller understand and acknowledge that, in connection with Seller's application to the City of San Mateo for the Entitlements, there must be included information concerning the location, massing, shape and height of the improvements Buyer proposes to construct on the Subject Real Property, Buyer's parking and circulation plan must be described, and the application must also include descriptive information concerning the exterior elevations and architectural standards for Buyer's proposed buildings. Buyer and Seller agree that Seller's architect and planner, Calthorpe Associates ("CA"), shall also be retained by Buyer, at Buyer's sole cost and expense, to develop, on Buyer's behalf, for submittal as part of Seller's Entitlement application, all of the foregoing. From and after the Effective Date of this Agreement, Buyer shall periodically meet with CA to coordinate CA's development of the Specific Plan as it relates to the Subject Real

Property. Seller hereby consents to Buyer's utilization of CA to perform the role above described. That portion of the Specific Area Plan relating to the Subject Real Property shall be subject to Buyer's approval, which approval Buyer may withhold in its sole and absolute discretion.

                  7.02. Off-Site Improvements. Seller shall be responsible, at its sole cost and expense (but subject to Buyer's reimbursement obligation as set forth in Subsection 2.02(c)), to construct all off-site improvements which are required by the City of San Mateo and the State of California (the "Off-Site Improvements") as a condition to the grant of the Entitlements; provided, however, that if the cost of the Off-Site Improvements is reasonably anticipated to exceed the amount of Four Million Dollars ($4,000,000.00) (as evidenced by an estimate, reasonably acceptable to Buyer, prepared by Seller's civil engineer and delivered to Buyer), then Seller, upon not less than fifteen (15) days prior written notice to Buyer, shall have the right to terminate this Agreement unless Buyer agrees to fund its pro rata share of such additional costs. Seller covenants and agrees to complete all such Off-Site Improvements (other than the Off-Ramp) not later than the two hundred fortieth (240th) calendar day following the date of the grant of the Entitlements (subject to (a) the exercise by Seller of not more than three (3) thirty (30) day extensions upon prior written notice to Buyer; provided Seller is expeditiously and in good faith prosecuting completion of the Off-Site Improvements), and (b) the effect of any events of Force Majeure (as hereinafter defined). For purposes of this Section 7.02, the term "Force Majeure" shall mean a delay or impediment in completing the Off-Site Improvements caused by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, riots, insurrection, war, fire, casualty, earthquake, acts of God or other reason of a like nature not the fault of Seller. Seller shall immediately advise Buyer in writing if Seller asserts the occurrence of an event of Force Majeure. If Seller is delayed in completing such Off-Site Improvements for reasons other than Force Majeure, Buyer shall not have a remedy for monetary damages against Seller unless such delay materially adversely affects Buyer's development timetable. In addition, Seller covenants and agrees to complete the Off-Ramp not later than the first (1st) anniversary of the Close of Escrow. If any of the Off-Site Improvements (including the Off-Ramp) are not completed as of the Close of Escrow, then Seller shall post with Buyer security in an amount equal to one hundred fifty percent (150%) of the reasonably estimated cost to complete the Off-Site Improvements, which security shall be in the form of an irrevocable standby letter of credit, set-aside letter from Seller's bank or surety bond; provided, however, that if, as a condition to the grant of the Entitlements, the City of San Mateo and/or the State of California requires that Seller post with such governmental authority adequate security assuring the completion of all of the required Off-Site Improvements, then Seller shall not be required to post any such additional security with Buyer. For purposes of this Agreement, such Off-Site Improvements shall be deemed to be completed when such Off-Site Improvements are accepted by the City of San Mateo or the State of California. Seller shall be solely responsible for the cost of, and Buyer shall have no contribution obligation with respect to, any warranty required with respect to the Off-Site Improvements by the City of San Mateo and/or the State of California.

                  7.03. Covenant of Cooperation. Seller hereby covenants to reasonably cooperate with Buyer, both prior to and after the Close of Escrow, in connection with Buyer's implementation of its proposed development plans. Buyer hereby covenants to reasonably cooperate with Seller, both prior to and after the Close of Escrow, in connection with Seller's implementation of its proposed development plans for Parcel 3. Seller shall reasonably cooperate with Buyer in facilitating Buyer's construction activities on the Subject Real Property, and shall grant to Buyer any easements for access, drainage or utility purposes which are reasonably necessary or required in connection with Buyer's proposed development; provided that the same do not, and would not, materially adversely affect Seller's present or proposed operation or development of Parcel 3 or the Race Track. Seller shall not, in any manner whatsoever, express any public comment in opposition to Buyer's proposed development plans. In addition, provided the development of Parcel 3 is reasonably consistent with that contemplated by this Agreement, Buyer shall not, in any manner whatsoever, express any public comment in opposition to Seller's development thereof.

                  VIII. TITLE AND WARRANTIES.

                  8.01. Seller's Warranties. Seller hereby warrants as follows:

                  (a) Seller has full power and authority to enter into and perform this Agreement in accordance with its terms.

                  (b) To the best of Seller's current actual knowledge, Seller has disclosed to Buyer all material facts and conditions regarding the Property and the development thereof.

                  (c) There are not presently pending or threatened any special assessment proceedings or condemnation actions against the Property.

                  (d) Seller is not a "foreign person" within the meaning of
Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

                  (e) There are no legal claims or actions, pending or initiated, which affect the Property, including, but not limited to, mechanics liens or actions in eminent domain, except as disclosed in writing to Buyer.

                  (f) To the best of Seller's current actual knowledge, none of the Property shall constitute Wetlands, subjecting the Property to the jurisdiction of the United States Army Corps of Engineers or the Environmental Protection Agency pursuant to Section 404 of the Clean Water Act.

                  (g) To the best of Seller's current actual knowledge, after due inquiry, and other than with respect to any such contamination incident to the use of the Subject Real Property in association with the operation of a horse racing facility and except as may otherwise become apparent in the course of Buyer's environmental due diligence, (i) no toxic or hazardous chemicals, waste or substances of any kind whatsoever have been spilled, disposed of, or stored on, under or at the Property, whether by accident, burying, drainage, or storage in containers, tanks or holding areas, or by any other means whatsoever; and (ii) the Property has never been used as a dump or landfill.

                  Seller's warranties above shall survive the Close of Escrow.

                  8.02. Buyer's Warranties. Buyer hereby warrants that Buyer has full power and authority to enter into and perform this Agreement in accordance with its terms.

                  IX. ASSIGNMENT.

                  Except as otherwise provided herein, Buyer shall have no right, power, or authority to assign this Agreement or any portion hereof or to delegate any duties or obligations arising hereunder, either voluntarily, involuntarily or by operation of law except as set forth in this Article VI. Buyer shall have the absolute right, power and authority to assign this Agreement and all rights hereunder to any entity owned or controlled by Franklin Resources, Inc., a Delaware corporation.

                  X. BROKERAGE COMMISSIONS.

                  Buyer and Seller each acknowledge and agree that there are no real estate brokerage commissions payable in connection with this transaction. Buyer shall indemnify and hold Seller harmless from and against any and all other claims or demands with respect to any fees or other compensation asserted as a result of Buyer's actions in connection with this Agreement. Seller shall indemnify and hold Buyer harmless from and against any and all claims or demands with respect to any fees or other compensation asserted as a result of Seller's actions in connection with this Agreement.

                  XI. NOTICES.

                  All written notices and demands which either party may serve on the other may, as an alternative to personal service, be served by registered or certified mail or by Federal Express or other delivery service guaranteeing overnight delivery. Any such notice or demand so served shall be deposited in the United States mail with postage fully prepaid (or to such overnight delivery service prepaid) and addressed to the party at the address specified below. Service of any notice or demand by mail shall be deemed complete on the day of actual delivery as shown by the addressee's registry or certification receipt.

                  Seller:           California Jockey Club
                                    2600 South Delaware Street
                                    P.O. Box 5050
                                    San Mateo, CA  94402
                                    Attn:  Kjell H. Qvale
                                    Chairman of the Board

                  Copy to:          California Jockey Club
                                    2600 South Delaware Street
                                    P.O. Box 5050
                                    San Mateo, CA  94402
                                    Attn:  Raymond C. Kuratek

                  Copy to:          Gibson, Dunn & Crutcher
                                    One Montgomery Street
                                    Telesis Tower
                                    San Francisco, CA  94104
                                    Attention:  Fred L. Pillon

                  Buyer:            Property Resources, Inc.
                                    1800 Gateway Drive, 3rd Floor
                                    San Mateo, CA  94403
                                    Attention:  Michael J. McCulloch

                  Copy to: Greene, Radovsky, Maloney & Share Spear Street Tower, Suite 4200 One Market
                                    San Francisco, CA  94105
                                    Attention:  Thomas M. Feldstein

                  XII. EXCHANGE.

                  12.01. Seller's Option. Subject to the terms and provisions of this Article XII, Seller may consummate the sale of the Property to Buyer as part of a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"). If Seller so elects, which election shall be irrevocable, Seller shall advise Buyer of the same by written notice to Buyer received on or before the Entitlement Procurement Date (the "Exchange Notice").

                  12.02. Covenant of Cooperation. If Seller timely delivers to Buyer an Exchange Notice, Buyer shall reasonably cooperate with Seller in connection with the consummation of a 1031 tax deferred exchange, which cooperation may include the acquisition of the underlying real property, and the design and development of a race horse training facility to be located on a suitable area of land as designated by Seller (collectively, the "Training Facility"). If such exchange is consummated on the Close of Escrow, Buyer shall transfer and convey to Seller the Training Facility, and Seller shall transfer and convey the Property to Buyer. If the exchange contemplated by this Article XII fails to occur due to the failure of Buyer's conditions as set forth in
Section 12.03, then Seller shall timely complete the sale of the Property to Buyer on the terms and provisions of this Agreement.

                  12.03. Conditions to Buyer's Covenant of Cooperation.

                  (a) On or before Entitlement Procurement Date, Seller shall have identified the site for the Training Facility and delivered to Buyer a fully negotiated purchase and sale agreement respecting the underlying real property, in executable form;

                  (b) Seller, with the reasonable cooperation of Buyer, shall have obtained all necessary regulatory approvals for the construction and operation of the Training Facility;

                  (c) Prior to the date the City of San Mateo grants the Entitlements, Seller shall deliver to Buyer detailed plans and specifications prepared for Seller by engineers and/or architects licensed in the State of California and reasonably acceptable to Buyer, delineating all site and physical improvements necessary for the completion of the Training Facility (the "Working Drawings"); and

                  (d) Seller shall deliver to Buyer evidence reasonably satisfactory to Buyer of the source and availability of funds for loan to Buyer to complete the acquisition and construction of the Training Facility in accordance with Section 12.05 below.

                  12.04. Acquisition and Construction. Upon receipt of an Exchange Notice and as soon as reasonably practical following Seller's receipt of the Entitlements, Buyer shall, at Buyer's sole cost and expense, but subject to Seller's timely satisfaction of its obligations under Subsection 12.05, acquire the real property in Livermore designated by Seller to be so acquired and cause the general contractor retained by Buyer to commence to construct and thereafter to diligently continue to completion the Training Facility substantially in accordance with the Working Drawings, together with any changes thereto as may be required by any applicable governmental entity (as reasonably approved by Seller) or as are necessary to address unforseen field conditions; provided, however, that the general contractor may deviate from the Working Drawings with the consent of Seller (which consent shall not be unreasonably withheld or unduly delayed). The general contractor retained by Buyer shall be as reasonably approved by Seller, and the terms and provisions of the Construction Contract shall be subject to Seller's prior written approval, which approval shall not be unreasonably withheld. The Construction Contract shall provide for a guaranteed maximum price, shall require the delivery of payment and performance bonds and shall require the general contractor to keep and maintain course of construction insurance. The Construction Contract shall provide that the general contractor's warranty set forth therein shall be assigned to Seller upon the Close of Escrow.

                  12.05. Loan. All sums which are necessary or required in connection with the acquisition, design and construction of the Training Facility shall be advanced by Seller to Buyer pursuant to the terms of a non-recourse demand (which demand may not be made prior to the date of the Close of Escrow) promissory note, (the "Note"), which Note shall be secured by a deed of trust to be recorded against the Training Facility (the "Deed of Trust"). On or before the Approval Date, Buyer and Seller shall agree to the form of the Note and Deed of Trust (together with any ancillary documents necessary to document the loan contemplated by this Section 12.05). As soon as reasonably possible following the Effective Date, Buyer shall deliver to Seller, for Seller's review, Buyer's proposed Note and Deed of Trust. In addition, the Note shall accrue interest in an amount equal to the "Applicable Federal Rate" ("AFR") for short-term loans made as of the Close of Escrow, as such AFR is published by the Internal Revenue Service. At the Close of Escrow, Buyer shall repay the outstanding principal balance of the Note, together with all accrued, but unpaid, interest, up to an amount not to exceed the sum of the Purchase Price and Buyer's proportionate share of the cost of the Off-Site Improvements. If for any reason other than an insurable loss or as a result of the gross negligence or willful misconduct of Buyer, its employees or agents, the cost of planning, designing and constructing the Training Facility exceeds the amount of the Purchase Price, then, within fifteen (15) business days of written notice from Buyer, Seller shall lend to Buyer the amount of such excess pursuant to the terms and provisions of a second non-recourse demand (which demand may not be made prior to the date of the Close of Escrow) promissory note (the "Second Note"), secured by a subordinate deed of trust recorded against the Training Facility, which Second Note shall be assumed by Seller upon the acquisition of the Training Facility. The Second Note shall also accrue interest at the AFR.

                  12.06. Seller's Acknowledgement, Waiver and Release. Seller hereby agrees and acknowledges that Buyer has agreed to construct the Training Facility solely as an accommodation to Seller and in order to facilitate the exchange transaction contemplated hereby. In consideration therewith, and to the fullest extent provided by law, and except where caused solely by the gross negligence or willful misconduct of Buyer, its employees and agents, Seller, on behalf of its officers, directors, shareholders, successors and assigns, hereby forever waives and releases Buyer, Franklin Resources, Inc., and their respective officers, directors, employees and agents, from and against any and all losses, costs, damages, liabilities or expenses (including reasonable attorneys' fees and costs of suit) arising from or in connection with the acquisition, design and construction of the Training Facility. In connection with the foregoing, Seller expressly waives the provisions of Section 1542 of the California Civil Code, which provides:

                  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

                  12.07. Buyer's Disclaimer. Buyer makes no representation or warranty to Seller concerning the qualification of the contemplated transaction as a like-kind exchange under Section 1031 of the Code. Buyer shall have no liability to Seller if the transaction contemplated by Article XII of this Agreement fails to qualify as such an exchange.

                  12.08. Exchange Closing. If Seller elects to dispose of the Property in exchange for the Training Facility by means of the transactions described in this Article XII, Seller shall convey to Buyer, and Buyer shall accept from Seller, all of the Property, and in exchange therefore, Buyer shall convey to Seller, and Seller shall accept from Buyer, the Training Facility. Prior to the date scheduled for the Close of Escrow, each party hereto shall deposit into the separate escrow for such exchange closing all sums, instruments and escrow instructions required of such party hereunder to consummate the exchange in a timely manner in accordance with the provisions of this Agreement; such escrow instructions shall irrevocably and unconditionally direct the Escrow Holder to effectuate such closing. At such exchange closing, title to the Training Facility shall be subject only to the defects of title to which the Training Facility was subject when acquired by Buyer and delivery of title to the Property and to the Training Facility in the condition of title specified in this Subsection 12.08 shall be conclusively (but not exclusively) established by the willingness of Escrow Holder to deliver, at such exchange closing, its standard ALTA form of title insurance policy showing title to the Property to be vested in Buyer in the condition of title specified in Subsection 2.03(a), and its ALTA form of policy showing title to the Training Facility to be vested in Seller subject only to the defects of title to which the Training Facility was subject when acquired by Buyer and the lien of the deed of trust securing the Second Note, if applicable. Buyer shall receive a credit for all costs, fees and expenses incurred by Buyer in connection with the subject exchange, which costs, fees and expenses shall include, without limitation, transfer taxes, recording fees, title insurance costs, real estate commissions, survey costs and attorneys' fees. By participating in the subject exchange, the total costs, fees and expenses incurred by Buyer shall not exceed those costs, fees and expenses which Buyer would be required to pay under this Agreement if Buyer were to purchase the entire Property for the cash portion of the Purchase Price.

                  XIII. CONDEMNATION.

                  In the event that, prior to the Close of Escrow, any governmental entity shall commence any action of eminent domain to take any material portion of the Property, Buyer shall have the option either to (i) elect not to acquire the Property, such that Buyer would no longer be able to utilize the Subject Real Property for the development of up to nine hundred thousand (900,000) rentable square feet of improvements and parking for four thousand five hundred (4,500) automobiles, in which case this Agreement shall be terminated, or (ii) complete the acquisition of the Property, in which case Buyer shall be entitled to the proceeds of such taking.

                  XIV. GENERAL PROVISIONS.

                  14.01. Headings. The title and headings of the various sections hereof are intended for means of reference and are not intended to place any construction on the provisions hereof.

                  14.02. Invalidity. If any provision of this Agreement shall be invalid or unenforceable the remaining provisions shall not be affected thereby, and every provision hereof shall be valid and enforceable to the fullest extent permitted by law.

                  14.03. Attorneys' Fees. In the event of any litigation between the parties hereto to enforce any of the provisions of this Agreement, the unsuccessful party to such litigation agrees to pay to the successful party all costs and expenses, including reasonable attorneys' fees incurred by the successful party, all of which may be included as part of the judgment rendered in such litigation.

                  14.04. Entire Agreement. The terms of this Agreement are intended by the parties as a final expression of their agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this

Agreement constitute the exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceedings involving this Agreement. No provision of this Agreement may be amended except by an agreement in writing signed by the parties hereto or their respective successors in interest. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

                  14.05. Successors. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the parties hereto.

                  14.06. Time of the Essence. Time is of the essence in this Agreement.

                  14.07. Acceptance. If this Agreement is not accepted by Seller and two executed copies delivered to Buyer on or before 5:00 p.m. on the fifth
(5th) day after delivery of signed copies of this Agreement to Seller by Buyer, this Agreement shall be null and void.

                  14.08. Buyer's Remedies. If Seller defaults in the performance of its covenants under this Agreement, including, but not limited to, its obligation to convey the Property to Buyer at the Close of Escrow, then, in addition to receiving the return of the Deposit, Buyer shall have the right to pursue all of its legal or equitable remedies, including the remedy of specific performance.

                  14.09. Confidentiality. Buyer and Seller agree that all negotiations shall remain confidential and that, except as otherwise required by law, no press or other publicity release or communication to the general public concerning the proposed purchase and sale transaction contemplated herein will be issued without the other party's approval.

                  IN WITNESS WHEREOF, the parties hereto have made this Agreement on the day and year first above written.

                                     SELLER:

                                     CALIFORNIA JOCKEY CLUB,
                                     a Delaware corporation


                                     By:/s/Kjell W. Qvale
                                        --------------------------------

                                        Its  Chairman
                                           -----------------------------

                                     BUYER:

                                     PROPERTY RESOURCES, INC.,
                                     a California corporation


                                     By:/s/Michael J. McCulloch
                                        --------------------------------

                                        Its  Executive Vice President
                                           -----------------------------


                                ACKNOWLEDGEMENT

                  The undersigned hereby consents to the execution and delivery by California Jockey Club and covenants and agrees to take all actions which are necessary or required to allow the Subject Real Property to be conveyed to Property Resources, Inc. at the Close of Escrow, free and clear of any leasehold interests or other rights of possession of Bay Meadows Operating Company.

                                     BAY MEADOWS OPERATING COMPANY,
                                     a Delaware corporation



                                     By: /s/F. Jack Liebau
                                         -------------------------------
                                         F. Jack Liebau
                                         President and Chief Executive
                                         Officer

                                     Date:                        , 1995
                                           -----------------------

                              SCHEDULE OF EXHIBITS

Exhibit "1"                          Site Plan
Exhibit "2"                          Preliminary Title Report
Exhibit "3"                          Entitlements Timetable
Exhibit "4"                          Grant Deed
Exhibit "5"                          Assignment of Intangible Assets
Exhibit "6"                          Certificate of Non-Foreign Person
Exhibit "7"                          Seller's State Tax Withholding Certificate

                                  EXHIBIT "3"

                             ENTITLEMENTS TIMETABLE


- -        Complete Conceptual Site       On or before May 15, 1995
         Plan and submit to Buyer
         for approval


- -        Buyer approves Conceptual      On or before May 15, 1995
         Site Plan


- -        Seller makes application to    ________________________, 1995
         the State of California
         Department of
         Transportation for
         approval to construct a
         new southbound off-ramp
         to Highway 101


- -        Complete planning and          On or before September 29, 1995
         design for submittal of
         Entitlement
         application/submit
         application


- -        City determines                On or before October 31, 1995
         application is complete


- -        City selects EIR               On or before November 30, 1995
         consultant


- -        EIR consultant prepares        On or before March 29, 1996
         draft EIR


- -        Complete public review of      Sixty (60) days following completion,
         draft EIR                      but in no event later than May 31, 1996


- -        EIR consultant responds        Ninety (90) days following end of public
         to public comment and          comment period, but in no event later
         prepares final EIR             than August 30, 1996


- -        Planning Commission            Sixty (60) days following receipt of
         approves grant of              final EIR, but in no event later than
         Entitlements                   October 31, 1996


                                      3-1

- -        City Council approves          Thirty (30) days following Planning
         grant of Entitlements and      Commission decision, but in no event
         files a notice of              later than November 29, 1996
         determination indicating
         the certification of the
         EIR


- -        CalTrans approves off-         November 29, 1996
         ramp


- -        Expiration of CEQA appeal      Thirty (30) days following filing of
         period Notice of Determination, but in no event later than December 31, 1996


                                      3-2

                                  EXHIBIT "4"

ORDER NO.
ESCROW NO.
LOAN NO.

WHEN RECORDED MAIL TO:

Greene, Radovsky, Maloney,
  & Share
Spear St. Tower, Ste. 4200
One Market
San Francisco, CA  94105
Attn:  Thomas M. Feldstein,
            Esq.
                                        SPACE ABOVE THIS LINE FOR RECORDER'S USE
- --------------------------------------------------------------------------------
MAIL TAX STATEMENTS TO:          DOCUMENTARY TRANSFER TAX $_______________
                                 ___ Computed on the consideration or value of
                                     property conveyed;
Property Resources, Inc.             OR
1800 Gateway Drive, 3rd Fl.      ___ Computed on the consideration or value less
San Mateo, CA  94403                 liens or encumbrances remaining at time of
                                     sale.



                                 _______________________________________________
                                 Signature of Declarant or Agent determining tax. Firm Name

- --------------------------------------------------------------------------------
                             CORPORATION GRANT DEED
- --------------------------------------------------------------------------------

FOR A VALUABLE CONSIDERATION, receipt of which is hereby acknowledged,

                             CALIFORNIA JOCKEY CLUB

a corporation organized under the laws of the State of Delaware, does hereby GRANT to

               PROPERTY RESOURCES, INC., a California corporation

the real property in the City of San Mateo, County of San Mateo, State of California, described as:

                        See Exhibit "A" attached hereto.

Dated                                      CALIFORNIA JOCKEY CLUB, a Delaware
                                           corporation
State of ___________________)
                            )ss            By ________________________________
County of __________________)                                      , President

                                           By ________________________________
                                                                   , Secretary


         On _______________, _____, before me,___________________ (here insert name and title (e.g., Notary Public) of the officer), personally appeared and personally known to me (or proved to me on the basis of satisfactory evidence) to be the persons whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacities, and that by their signatures on the instrument the persons, or the entity on behalf of which the persons acted, executed the instrument.

WITNESS my hand and official seal

Signature_____________________________________


                     MAIL TAX STATEMENTS AS DIRECTED ABOVE

                                  EXHIBIT "5"

                                   ASSIGNMENT

                  In consideration of the terms and provisions of that certain Agreement of Purchase and Sale dated _______________, 1995 (the "Agreement"), the undersigned hereby sells, transfers and assigns unto
________________________________________________, a _______________________, the
following assigned property:

                  (a) all contracts or agreements, including but not limited to, maintenance contracts, personnel contracts or utility contracts;

                  (b) warranties, guaranties, indemnities and claims (including specifically, without limitation, for workmanship, materials and performance) and which exist or may hereafter exist against any contractor, subcontractor, manufacturer or supplier or laborer or other services relating thereto; and

                  (c) plans, drawings, specifications and other property owned or held by the undersigned which, in any way, relates to the operation of, or the improvements situated on, the real property described in the Agreement.

                  The undersigned does for itself and its heirs, executors and administrators, covenant and agree to warrant and defend the title to the assigned property against the just and lawful claims and demands of all persons whomsoever.

                                              CALIFORNIA JOCKEY CLUB,
                                              a Delaware corporation


Date:  _____________, 199__                   By:  ____________________________

                                                   Its ________________________


                                      5-1

                                  EXHIBIT "6"

                        CERTIFICATE OF NONFOREIGN PERSON

                  CALIFORNIA JOCKEY CLUB is the transferor of certain real property located in the City of San Mateo, County of San Mateo, State of California, and more particularly described in Exhibit A attached hereto (the "Property").

                  Section 1445 of the Internal Revenue Code of 1986 as amended (the "Internal Revenue Code"), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax will not be required in connection with the disposition of the Property pursuant to that certain Agreement of Purchase and Sale, dated ___________________, 1995, by and between Property Resources, Inc., a California corporation ("PRI"), and California Jockey Club, a Delaware corporation ("CJC"), the undersigned certifies the following on behalf of CJC:

                  1. CJC is not a foreign individual, foreign corporation, foreign partnership, or foreign estate, as those terms are defined in the Internal Revenue Code and the regulations promulgated thereunder;

                  2. CJC' U.S. employer identification number is 94-0358820; and

                  3. CJC's address is 2600 South Delaware Street, P.O. Box 1117, San Mateo, California 94403.

                  It is understood that this certificate may be disclosed to the Internal Revenue Service and that any false statement contained herein could be punished by fine, imprisonment, or both.

                  Under penalties of perjury I declare that I have examined the foregoing certification and, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Wards.

                                              CALIFORNIA JOCKEY CLUB,
                                              a Delaware corporation


Date:  _____________, 199__                   By:  ____________________________

                                                   Its ________________________


                                      6-1

                                  EXHIBIT "7"

                   SELLER'S STATE TAX WITHHOLDING CERTIFICATE

         To inform ______________________, a _____________________
("Transferee"), on behalf of CALIFORNIA JOCKEY CLUB, a Delaware corporation ("Transferor"), the undersigned hereby certifies that withholding of tax under Sections 18805, 18815 and 26131 of the California Revenue and Taxation Code (collectively, the "Act") will not be required by Transferee:

CHECK ALL APPLICABLE ITEMS:

/ /      1.       Transferor is a resident of California.  Transferor's
                  last known address is _________________________________
                  ______________________________________________________.

/ /      2.       Transferor is a corporation qualified to do business in
                  California.

/ /      3.       Transferor is a partnership as determined in accordance
                  with Subchapter K of Chapter 1 of Subtitle A of the
                  Internal Revenue Code.

/ /      4.       Transferor has received a homeowner's property tax
                  exemption for the Property.

/ /      5.       Transferor is a bank acting as a trustee other than a
                  trustee of a deed of trust.

                  If none of the above apply, the undersigned certifies that Transferor has filed Form 597-A with the California Franchise Tax Board ("FTB") for the purpose of obtaining a Certificate from the FTB that Transferor is not required to pay to the FTB the amount of tax otherwise required to be withheld and paid under the Act, or is required only to pay a reduced amount of such tax.

                  Transferor understands that this Certificate may be disclosed to the California Franchise Tax Board by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

                  The Transferor hereby agrees to indemnify, defend and hold the Transferee harmless from and against any and all obligations, liabilities, claims, losses, actions, causes of action, rights, demands, damages, costs and expenses of every kind, nature or character whatsoever (including, without limitation,

                                      7-1
actual attorneys' costs and fees and court costs) incurred by the Transferee as a result of: (i) the Transferor's failure to pay California State income tax which the Transferor is required to pay under applicable California law; or (ii) any false or misleading statement contained herein.

                  Under penalty of perjury I declare that I have examined this Certificate and to the best of my knowledge and belief it is true, correct and complete, and I further declare, in my individual capacity, that I have authority to sign this document on behalf of Transferor.

                                              CALIFORNIA JOCKEY CLUB,
                                              a Delaware corporation


Date:  _____________, 199__                   By:  ____________________________

                                                   Its ________________________


                                      7-2

                FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

                  THIS FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (the "First Amendment") is made as of this ____ day of June, 1995, by and between CALIFORNIA JOCKEY CLUB, a Delaware corporation ("Seller"), and PROPERTY RESOURCES, INC., a California corporation ("Buyer").

                                    RECITALS:

                  Effective as of May 31, 1995, Buyer and Seller entered into that certain Agreement of Purchase and Sale (the "Purchase Agreement"), under the terms of which Buyer agreed to acquire, and Seller agreed to convey, certain real property located in San Mateo, California, as more particularly described in the Purchase Agreement. Buyer and Seller now desire to amend the Purchase Agreement in several respects.

                  NOW, THEREFORE, Buyer and Seller hereby agree as follows:

                  1. All defined terms as used in this First Amendment shall have the same meaning as set forth in the Purchase Agreement, unless otherwise specifically set forth herein.

                  2. Article 4 of the Agreement is hereby amended by the addition of Section 4.03, to read as follows:

                                    4.03. Receipt of Entitlements for Parcel 3.
                  Seller's obligation shall be expressly subject to and conditioned upon Seller's receipt of the Entitlements for Parcel 3 more particularly described in Section 7.01 below (and the expiration of all appeal periods under the City of San Mateo Planning Code and the California Environmental Quality Act) and the execution and delivery by Seller and the City of San Mateo of a development agreement, pursuant to Sections 65864 et. seq. of the California Government Code, relating to the development of the Property, in phases, over a ten (10) year period. Any development restrictions and service mitigation requirements and/or any "in lieu" fees or exactions imposed by the City of San Mateo (or any other governmental agency with jurisdiction thereof) in conjunction with the granting of the Entitlements for Parcel 3 shall be subject to Seller's prior approval, which approval may be withheld in Seller's reasonable discretion. If Seller does not accept any of the restrictions or requirements as proposed by the City of San Mateo, Seller shall have the right to terminate this Agreement.

                  3. Subsection 5.03(a) of the Purchase Agreement is hereby amended in its entirety to read as follows: "Cause the Deed to be recorded in San Mateo County, California."

                  4. Section 7.01 of the Purchase Agreement is hereby amended by the insertion of the following after the first sentence thereof:

                  The Entitlements shall also include the right to develop on Parcel 3 the improvements more particularly described on Exhibit "A" attached hereto.

                  5. Article 11 of the Purchase Agreement is hereby amended by the addition, as a Seller's Notice addressee, of the following:

                  Copy to:          Carr, McClellan, Ingersoll,
                                    Thompson & Horn
                                    216 Park Road
                                    Burlingame, CA  94010
                                    Attn:  Norman I. Book, Jr.

                  6. Section 12.02 of the Purchase Agreement is hereby amended in its entirety to read as follows:

                                    12.02. Covenant of Cooperation. If Seller
                  timely delivers to Buyer an Exchange Notice, Buyer shall reasonably cooperate with Seller in connection with the consummation of a 1031 tax deferred exchange, which cooperation may include the acquisition of the underlying real property, and the design and development of a race horse training facility to be located on a suitable area of land as designated by Seller (collectively, the "Training Facility"). All costs reasonably incurred by Buyer in connection with the acquisition, design and construction of the Training Facility are hereinafter referred to as the "Exchange Value." If such exchange is consummated on the Close of Escrow, Buyer shall transfer and convey to Seller the Training Facility, and Seller shall transfer and convey the Property to Buyer. If the Purchase Price for the Property exceeds the

                  Exchange Value, Buyer shall pay to Seller in cash at the Close of Escrow the amount of such difference. If the exchange contemplated by this Article XII fails to occur due to the failure of Buyer's conditions as set forth in Section 12.03, then Seller shall timely complete the sale of the Property to Buyer on the terms and provisions of this Agreement.

                  7. Section 12.04 of the Purchase Agreement is hereby amended by the deletion of the words "and as soon as reasonably practical following Seller's receipt of the Entitlements" between the word "Notice" and the word "Buyer in the second and third lines thereof and by the deletion of the words "in Livermore" between the word "property" and the word "designated" in the sixth line thereof.

                  8. The first sentence of Section 12.05 of the Purchase Agreement is hereby amended in its entirety to read as follows:

                  All sums which are necessary or required in connection with the acquisition, design and construction of the Training Facility shall be advanced by Seller to Buyer pursuant to the terms of a non-recourse demand promissory note (the "Note") (which demand may not be made prior to either the date of the Close of Escrow or the earlier termination of this Agreement), which Note shall be secured by a deed of trust to be recorded against the Training Facility (the "Deed of Trust").

                  9. The third sentence of Section 12.05 of the Purchase Agreement is hereby amended in its entirety to read as follows:

                  As soon as reasonably possible following the Effective Date, Seller shall deliver to Buyer, for Buyer's review, Seller's proposed form of Note, Deed of Trust and other related loan documentation.

                  10. Section 12.08 of the Purchase Agreement is hereby amended by the addition of the following after the first sentence thereof:

                  As set forth in Section 12.02, if the Purchase Price for the Property exceeds the Exchange Value, Buyer shall pay to Seller, in cash at the Close of Escrow, the amount of such difference.

                  11. Article 12 of the Purchase Agreement is hereby amended by the addition of Section 12.09, to read as follows:

                                    Section 12.09. Negation of Agency,
                  Partnership or Joint Venture. Nothing contained in this Agreement is intended, nor shall be construed, to establish an agency, partnership or joint venture between Seller and Buyer.

                  12. In all other respects, the Purchase Agreement remains unchanged and in full force and effect.

                  IN WITNESS WHEREOF, Buyer and Seller have each executed this First Amendment to Purchase Agreement as of the day and year set forth above.

SELLER:                                     BUYER:

CALIFORNIA JOCKEY CLUB,                     PROPERTY RESOURCES, INC.,
a Delaware corporation                       California corporation

By:                                         By: /s/ Michael J. McCulloch
    ------------------------------              ------------------------------
    Its                                         Its Executive Vice President
        --------------------------                  --------------------------

               SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

                  THIS SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (the "Second Amendment") is made as of this ________ day of December, 1995, by and between CALIFORNIA JOCKEY CLUB, a Delaware corporation ("Seller"), and PROPERTY RESOURCES, INC., a California corporation ("Buyer").

                                    RECITALS:

                  Effective as of May 31, 1995, Buyer and Seller entered into that certain Agreement of Purchase and Sale (the "Purchase Agreement"), under the terms of which Buyer agreed to acquire, and Seller agreed to convey, certain real property located in San Mateo, California, as more particularly described in the Purchase Agreement. On June 21, 1995, Buyer and Seller entered into that certain First Amendment to Agreement of Purchase and Sale (the "First Amendment"). Buyer and Seller now desire to amend the Purchase Agreement in several respects.

                  NOW, THEREFORE, Buyer and Seller hereby agree as follows:

                  1. All defined terms as used in this Second Amendment shall have the same meanings as set forth in the Purchase Agreement, unless otherwise specifically set forth herein.

                  2. Subsection 2.02(c) of the Purchase Agreement is hereby amended in its entirety to read as follows:

                           (c) In addition to the Purchase Price, Buyer shall,
                  subject to the terms, provisions and limitations as set forth in Section 7.02, reimburse Seller for forty-four percent (44%) of the costs of the Off-Site Improvements (as hereinafter defined) reasonably and actually incurred by Seller.

                  3. The second sentence of Section 2.03 of the Purchase Agreement is hereby amended in its entirety to read as follows:

                           If Seller elects, in accordance with Article XII
                  below, to effect the transfer of the Property to Buyer as part of a tax-free exchange of the Training Facility (as hereinafter defined in Article XII), then the Close of Escrow shall be the later to occur of (a) thirty (30) days following the completion, satisfaction and/or waiver of the last condition to Buyer's obligation to acquire the

                  Property as set forth in Sections 3.02, 3.03, 3.04 and 3.06, and (b) five (5) business days following the date of substantial completion of construction of the Training Facility.

                  4. Buyer hereby approves the condition of title to the Subject Real Property (together with the legal description of the Subject Real Property as described therein) as set forth on the Pro Forma Title Insurance Policy of Title Company (the "Pro Forma") in the form attached hereto as Exhibit "A," subject to the following:

                           (a) Buyer's review and approval of an ALTA survey of
the Property in accordance with Section 3.04 of the Purchase Agreement;

                           (b) Items 2, 3 and 4 of Schedule B (Part I) to the
Pro Forma shall be eliminated from the Title Policy to be delivered to Buyer at the Close of Escrow;

                           (c) Seller shall cause the elimination of Item 3 of
Schedule B (Part II);

                           (d) Seller shall cause Pacific Gas and Electric
Company to release of record the overhead electrical easements as described in
Item 10 of Schedule B (Part II); and

                           (e) Seller shall cause either the elimination of
Items 4, 5, 6 and 7 of Schedule B (Part II) or the issuance by Title Company of affirmative insurance with respect thereto.

                  In accordance with Section 2.03(a) of the Purchase Agreement, Seller shall advise Buyer, in writing, on or before January 31, 1996, whether Seller agrees to remove the exceptions referenced in clauses (c), (d) and (e) above.

                  5. Subject to the performance by Seller of its obligations pursuant to Section 17 of this Second Amendment, Buyer hereby approves the conditions to Buyer's obligation to acquire the Property as set forth in Section
3.01 of the Purchase Agreement. Concurrently with Buyer's execution of this Second Amendment, Buyer shall deliver to Title Company the First Additional Deposit in the sum of Three Hundred Thousand Dollars ($300,000).

                  6. Section 3.02 of the Purchase Agreement is hereby amended to provide that the Entitlements Timetable shall be in the form attached hereto as Exhibit "B," which Entitlements Timetable is hereby incorporated into the Purchase Agreement by this reference.

                  7. Section 3.03 of the Purchase Agreement is hereby amended by the addition of the following to the beginning of the first sentence: "Except as otherwise expressly set forth in Section 7.02,".

                  8. Section 3.06 of the Purchase Agreement is hereby amended in its entirety to read as follows:

                           Buyer shall have received, on or before March 26,
                  1996, all necessary consents or approvals from the Joint Powers Board, affording a public right of access to the Depot from the east side thereof. Buyer shall be responsible, at its sole cost and expense, for the performance of all work necessary to prosecute and obtain such approvals.

                  9. Seller hereby confirms the waiver of the condition to Seller's obligation to sell the Property as set forth in Section
4.01 of the Purchase Agreement.

                  10. Section 6.04 of the Purchase Agreement is hereby amended to provide that:

                           (a) Seller's buyback rights may, at Seller's
election, be exercised by (i) the purchase of a fee interest, (ii) the grant by Buyer of an easement over such right-of-way, or (iii) the dedication of such right-of-way to the City of San Mateo; but in any event Seller shall pay Buyer an amount equal to the product of Sixteen Dollars ($16.00), and the square footage of the property subject to such purchase, grant of easement or dedication;

                           (b) the width of the property subject to such
repurchase right, easement or dedication shall in no event be less than that necessary to construct a four (4) lane public road with a landscaped median to City of San Mateo standards; and

                           (c) such roadway shall be configured to retain the
pedestrian path.

                  11. The second sentence of Section 6.06 of the Purchase Agreement is hereby deleted in its entirety.

                  12. The definition of the term "Entitlements" as set forth in
Section 7.01 of the Purchase Agreement is hereby amended to read as follows:

                           (a)    Amendments to the City of San Mateo General
                                  Plan;

                           (b) Final Certification of Seller's Environmental Impact Report;

                           (c) The rezoning of the Subject Real Property from Agricultural and Residential Multi-Family to zoning districts which allow mixed-use development;

                           (d)    Approval of a final subdivision map;

                           (e)    Approval of the Bay Meadows Specific Plan;

                           (f)    Execution of a Development Agreement;

                           (g)    Issuance of a Site Development Permit; and

                           (h) Approval of the U.S. 101/Hillsdale Boulevard inter-change off-site improvements.

                  13. Section 7.01 of the Purchase Agreement is hereby further amended by the insertion of the following after the first sentence thereof:

                           The Entitlements shall also include the right to
                  develop on Parcel 3 the improvements more particularly described on Exhibit "C" attached to the Second Amendment.

                  14.      (a)    Section 7.02 of the Purchase Agreement is
                                  hereby amended to provide that the term
                                  "Off-Site Improvements" shall mean and refer to those costs delineated on that certain
                                  "Project Shared Costs -- Preliminary
                                  Estimate," dated October 12, 1995, as prepared by Brian Kangas Foulk;

                           (b) For purposes of this Agreement, the term "Cost of the Off-Site Improvements" shall include engineering and other associated costs reasonably and actually incurred in connection with the design and construction of the Off-Site Improvements.

                           (c) Section 7.02 of the Purchase Agreement is hereby amended to provide that Buyer shall pay Seller at the Close of Escrow for forty-four percent (44%) of that portion of the cost of the Off-Site Improvements which exceed Four Million Dollars ($4,000,000.00) but are not more than Seven Million Seven Hundred Thousand Dollars ($7,700,000); provided that if Caltrans does not approve "Scheme 3B" (as such alternative is more particularly described on Exhibit "D" attached hereto) as the preferred interchange situation, then, in addition to the foregoing, Buyer shall be responsible for forty-four percent (44%) of the amount, if any, by which the cost of the Off-Site Improvements exceeds Seven Million Seven Hundred Thousand Dollars ($7,700,000.00) as the result of the cost of the approved interchange improvements exceeding the cost of "Scheme 38." If (a) the cost of the Off-Site Improvements is reasonably anticipated to exceed the amount of Seven Million Seven Hundred Thousand Dollars ($7,700,000), but not exceed Eleven Million Dollars ($11,000,000) (as evidenced by an estimate, reasonably acceptable to Buyer, prepared by Seller's civil engineer and delivered to Buyer), then Seller, upon not less than fifteen (15) days prior written notice to Buyer, shall have the right to terminate this Agreement unless Buyer agrees to fund forty-four percent (44%) of such additional costs; and (b) the sum of the cost of (i) the Off-Site Improvements, (ii) the Retention Basin (as hereinafter defined), and (iii) Seller's share of the costs described in Subsection 14(e) below, is reasonably anticipated to exceed the amount of Eleven Million Dollars ($11,000,000.00) (as evidenced by an estimate, reasonably acceptable to Buyer, prepared by Seller's civil engineer and delivered to Buyer), then Seller, upon written notice to Buyer, shall have the right to terminate the Agreement.

                           (d) In addition, Seller hereby represents, warrants and covenants to Buyer (which representation, warranty and covenant shall survive the Close of Escrow), that in no event shall the sum of the reimbursements received from Buyer pursuant to Section 2.02(c) and
                                  Section 7.02 of the Purchase Agreement for the costs of the Off-Site Improvements together with any comparable sums paid to Seller by the purchaser(s) of Parcel 3, exceed one hundred percent (100%) of the cost of the Off-Site Improvements.

                           (e) Seller shall promptly reimburse Buyer for fifty-six percent (56%) of the costs reasonably and actually incurred by Buyer in connection with (a) the construction of the proposed pedestrian path (including, but not limited to, the cost of paving, lighting and landscaping) from Saratoga Drive to the Depot; and (b) construction of necessary improvements to the

                                  Depot to facilitate ingress and egress thereto from the east side of the railroad tracks. Seller's Deed to Buyer for the Subject Real Property may contain a reservation for an easement over such pedestrian path appurtenant to the Race Track and Parcel 3.

                           (f) Seller and Buyer hereby further agree that, notwithstanding the parties' agreement as set forth herein with respect to the allocation of responsibility for the cost of the Off-Site Improvements, any fee credits or offsets received from the City of San Mateo (including, but not limited to, any credits against the City's Transportation Improvements
                                  Fee) shall be apportioned between the Subject Real Property and Parcel 3 in a manner reasonably intended to eliminate the applicable fee burden on both properties; accordingly, Buyer shall be entitled to utilize fifty-six and 63/100 percent (56.63%) of any available Transportation Improvements fee credit. Where the development on either property does not generate any fee burden, any fee credit or offset received from the City of San Mateo shall be retained and utilized solely by the property subject to any such fee.

                           (g) The fifth sentence of Section 7.02 of the Purchase Agreement is hereby amended in its entirety to read as follows: "In addition, Seller covenants and agrees to complete the Off-Ramp not later than the first (1st) anniversary of the Close of Escrow, subject to the effect of any event of Force Majeure."

                  15. The third sentence of Section 12.02 of the Purchase Agreement is hereby amended in its entirety to read as follows:

                           If the exchange contemplated by either Section 12.01
                  through 12.08 or Section 12.09 fails to occur for any reason other than the breach or default of Buyer, then Seller shall timely complete the sale of the Property to Buyer on the terms and provisions of this Agreement.

                  16. Article XII of the Purchase Agreement is hereby further amended by the addition of Section 12.09, to read as follows:

                           12.09. Further Exchange Rights. If Seller does not
                  elect, pursuant to Sections 12.01 through 12.08, to effect an exchange of the Property for the Training Facility, then Seller may nonetheless consummate the sale of the Property as part of a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code. If Seller requests, Buyer shall reasonably cooperate with Seller by purchasing Seller's designated exchange property and conveying it to Seller in exchange for the Property and executing additional documents as reasonably required to consummate the exchange. The exchange may occur simultaneously with conveyance of the Property, or Seller may request Buyer's cooperation for a "delayed exchange" whereby purchase money due Seller under this Agreement will be held by a third party in a manner specifically designated by Seller for later use to purchase Seller's designated exchange property. To accomplish this goal, in either case, Buyer shall execute such additional documents as reasonably requested, provided:

                           a. There shall be no delay in the date scheduled for
                  the Close of Escrow;

                           b. Seller shall not be released if the exchange fails
                  for any reason, and Seller shall remain obligated to sell the Property;

                           c. Seller shall reimburse Buyer for any additional
                  attorneys' fees and costs incurred by Buyer as a result of the exchange or attempted exchange;

                           d. Buyer need not assume any additional liabilities
                  or obligations as a result of the exchange or attempted exchange or be required to acquire title to any such property;

                           e. Seller shall indemnify, defend with counsel of
                  Buyer's choice, and hold Buyer harmless from all expense, loss, damage and claims, including Buyer's attorneys' fees, if necessary, arising from the exchange by Seller.

                  17. Article XIV of the Purchase Agreement is hereby amended by the addition of Section 14.10, to read as follows:

                           14.10. Storage Tank Removal. As more particularly
                  described on Exhibit "E" attached hereto, located on or immediately adjacent to a portion of the Subject Real Property are two (2) underground storage tanks (the "Storage Tanks"). One of the Storage Tanks is a two thousand (2,000) gallon tank used for the storage of diesel fuel. The other Storage Tank is a one thousand (1,000) gallon tank used for the storage of gasoline. If it is determined that the Storage Tanks lie, either in whole or in part, on the Subject Real Property, then as soon as reasonably possible following the Entitlement Procurement Date, but in any event on or before the Close of Escrow, Seller (at its sole cost and expense) shall cause the removal of the Storage Tanks, and the closure of that portion of the Property previously occupied by such Storage Tanks (such closure to be evidenced by the receipt of a closure letter from the County of San Mateo), which removal and closure Seller shall diligently prosecute to completion in accordance with all applicable laws; provided that, if the only condition left to be satisfied prior to issuance by the County of San Mateo of a letter confirming such closure is the completion of a ground water monitoring program, then Buyer shall proceed to complete the Close of Escrow and Seller, at its sole cost and expense, shall diligently prosecute such monitoring program to completion and deliver to Buyer as soon as reasonably possible such closure letter. Buyer's obligation to compete the acquisition of the Property is expressly subject to, and conditioned upon, Seller's delivery to Buyer of such letters or other documentary evidence as Buyer may reasonably require, substantiating that Seller has completed the removal of the Storage Tanks (and all lines and related facilities used in connection therewith) in compliance with all applicable laws and has remedied any contamination associated therewith. Seller shall protect, indemnify and hold Buyer, its directors, officers, employees and agents, and any successors to Buyer's interest in the Property (collectively, the "Indemnitees") harmless from and against any and all actual or potential claims, proceedings, lawsuits, liabilities, damages, losses, fines, penalties, judgments, awards, costs and expenses (including, without limitation, reasonable attorneys' fees and costs and expenses of investigation) which arise out of or relate in any way to Seller's use and removal of the Storage Tanks. The covenants and agreements contained in this Section 14.10 shall survive the Close of Escrow.

                  18. Article XIV of the Purchase Agreement is hereby amended by the addition of Section 14.11, to read as follows:

                           14.11. Storm Drainage Easement. At the Close of
                  Escrow, Seller shall deliver to Buyer, a perpetual storm drainage easement, in recordable form and otherwise in a form and content reasonably acceptable to Seller and Buyer, permitting Buyer, its successors and assigns, to discharge Buyer's storm water run-off into a holding pond located on the Race Track (the "Retention Basin"). Subject to the terms and provisions of Section 7.02 of this Agreement, Seller shall be responsible, at its sole cost and expense, for the construction and maintenance of the Retention Basin, as are necessary to afford appropriate drainage for the Subject Real Property upon the occurrence of a "Twenty-Five Year" storm, provided that at the Close of Escrow, Buyer shall pay to Seller an amount equal to One Hundred Ten Thousand Dollars ($110,000.00) as Buyer's sole contribution to the cost of construction of the Retention Basin; provided further that if the cost of the Retention Basin is reasonably anticipated to exceed the amount of Seven Hundred Thousand Dollars ($700,000.00) (as evidenced by an estimate reasonably acceptable to Buyer, prepared by Seller's civil engineer and delivered to Buyer), then Seller, upon not less than fifteen
                  (15) days prior written notice to Buyer, shall have the right to terminate this Agreement unless Buyer agrees to fund thirty-three percent (33%) of such additional costs. For the purposes of this Section 14.11, the costs of construction of the Retention Basin shall not include any imputed land costs, but shall include all construction, engineering and other associated costs and the cost of installation of necessary pumps, lines, or pipes and associated equipment originating at the property line of the Subject Real Property and terminating at such Retention Basin. Seller shall also be responsible for the installation, maintenance and repair of the necessary lines or pipes and associated equipment originating at the property line of the Subject Real Property and terminating at such Retention Basin.

                  19. In all other respects, the Purchase Agreement, as amended by the terms of the First Amendment, remains unchanged and in full force and effect.

                  IN WITNESS WHEREOF, Buyer and Seller have executed this Second Amendment to Agreement of Purchase and Sale as of the date set forth above.

SELLER:                                    BUYER:

CALIFORNIA JOCKEY CLUB,                    PROPERTY RESOURCES, INC.,
a Delaware corporation                     a California corporation



By:  /s/ Kjell W. Qvale                    By:  /s/ Michael J. McCulloch
     ---------------------------                ----------------------------
                                                Michael J. McCulloch

Its: Chairman                              Its: Executive Vice President
     ---------------------------

                                  EXHIBIT "B"

                             ENTITLEMENTS TIMETABLE


- -        Complete Conceptual Site       Accomplished
         Plan and submit to Buyer
         for approval


- -        Buyer approves Conceptual      Accomplished
         Site Plan


- -        City makes application to      December 31, 1995
         the State of California
         Department of
         Transportation for
         approval to construct a
         new southbound off-ramp
         to Highway 101


- -        Complete planning and          Accomplished
         design for submittal of
         Entitlement
         application/submit
         application


- -        City determines                On or before December 6, 1995
         application is complete


- -        City selects EIR               Accomplished
         consultant


- -        EIR consultant prepares        On or before March 29, 1996
         draft EIR


- -        Complete public review of      Sixty (60) days following completion,
         draft EIR                      but in no event later than May 31, 1996


- -        EIR consultant responds        Ninety (90) days following end of public
         to public comment and          comment period, but in no event later
         prepares final EIR             than August 30, 1996


- -        Planning Commission            Sixty (60) days following receipt of
         approves grant of              final EIR, but in no event later than
         Entitlements                   October 31, 1996

- -        City Council approves          Thirty (30) days following Planning
         grant of Entitlements and      Commission decision, but in no event
         files a notice of              later than November 29, 1996
         determination indicating
         the certification of the
         EIR


- -        CalTrans approves off-         November 29, 1996
         ramp


- -        Expiration of CEQA appeal      Thirty (30) days following filing of
         period Notice of Determination, but in no event later than December 31, 1996

                THIRD AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

                  THIS THIRD AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (the "Third Amendment") is made as of this 31st day of January, 1996, by and between CALIFORNIA JOCKEY CLUB, a Delaware corporation ("Seller"), and PROPERTY RESOURCES, INC., a California corporation ("Buyer").

                                    RECITALS:

                  Effective as of May 31, 1995, Buyer and Seller entered into that certain Agreement of Purchase and Sale (the "Purchase Agreement"), under the terms of which Buyer agreed to acquire, and Seller agreed to convey, certain real property located in San Mateo, California, as more particularly described in the Purchase Agreement. On June 12, 1995, Buyer and Seller entered into that certain First Amendment to Agreement of Purchase and Sale (the "First Amendment"). On December ____, 1995, Buyer and Seller entered into that certain Second Amendment to Agreement of Purchase and Sale (the "Second Amendment"). Buyer and Seller now desire to amend the Purchase Agreement in several respects.

                  NOW, THEREFORE, Buyer and Seller hereby agree as follows:

                  1. All defined terms as used in this Third Amendment shall have the same meanings as set forth in the Purchase Agreement, unless otherwise expressly set forth herein.

                  2. The last sentence of Section 4 of the Second Amendment is hereby amended in its entirety to read as follows:

                  In accordance with Section 2.03(a) of the Purchase Agreement, Seller shall advise Buyer, in writing, on or before February 29, 1996, whether Seller agrees to remove the exceptions referenced in clauses (c), (d) and (e) above.

                  3. The Entitlements Timetable, as set forth as Exhibit "B" to the Second Amendment, is hereby amended to provide that the date the City determines that the Specific Plan application is complete shall be on or before April 19, 1996.

                  4. In all other respects, the Purchase Agreement, as amended by the terms of the First Amendment and the Second Amendment, remains unchanged and in full force and effect.

                  IN WITNESS WHEREOF, Buyer and Seller have executed this Third Amendment to Agreement of Purchase and Sale as of the date set forth above.

SELLER:                                             BUYER:

CALIFORNIA JOCKEY CLUB, a                           PROPERTY RESOURCES, INC., a
Delaware corporation                                California corporation


By:                                                 By:
    ---------------------------------                   ------------------------
    Kjell Qvale                                         Michael J. McCulloch
    Its Chairman of the Board                           Its Executive Vice
                                                        President

              FOURTH AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

    THIS FOURTH AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (the "Fourth Amendment"), is made as of this 18th day of March, 1996, by and between CALIFORNIA JOCKEY CLUB, a Delaware corporation ("Seller"), and PROPERTY RESOURCES, INC., a California corporation ("Buyer").

                                  RECITALS:


    Effective as of May 31, 1995, Buyer and Seller entered into that certain Agreement of Purchase and Sale (the "Purchase Agreement"), under the terms of which Buyer agreed to acquire, Seller agreed to convey, certain real property located in San Mateo, California, as more particularly described in the Purchase Agreement. On June 12, 1995, Buyer and Seller entered into that certain First Amendment to Agreement of Purchase and Sale (the "First Amendment"). ON December <EM>, 1995, Buyer and Seller entered into that certain Second Amendment to Agreement of Purchase and Sale (the "Second Amendment"). On January 31, 1996, Buyer and Seller entered into that certain Third Amendment to Agreement of Purchase and Sale (the "Third Amendment"). Buyer and Seller now desire to amend the Purchase Agreement in several respects.

    NOW, THEREFORE, Buyer and Seller hereby agree as follows:

    1. All defined terms as used in this Fourth Amendment shall have the same meanings as set forth in the Purchase Agreement, unless otherwise expressly set forth herein.

    2. The last sentence of Section 4 of the Second Amendment is hereby amended in its entirety to read as follows:

              In accordance with Section 2.03(a) of the Purchase Agreement, Seller shall advise Buyer, in writing, on or before April 30, 1996, whether
              Seller agrees to remove the exceptions referenced in clauses (c), (d) and (e) above.

    3. In all other respects, the Purchase Agreement, as amended by the terms of the First Amendment, the Second Amendment and the Third Amendment remains unchanged and in full force and effect.

    IN WITNESS WHEREOF, Buyer and Seller have executed this Fourth Amendment to Agreement of Purchase and Sale as of the date set forth above.

SELLER:                                      BUYER:

CALIFORNIA JOCKY CLUB, a                     PROPERTY RESOURCES, INC., a
Delaware corporation                         Delaware corporation


By: Kjell Ovale                              By: Michael J. McCulloch
    ---------------------------                  ----------------------------
    Kjell Ovale                                  Michael J. McCulloch
    Its Chairman of the Board                    Its Executive Vice President